Exhibit 5.1

LOCKE LIDDELL & SAPP LLP
ATTORNEYS & COUNSELORS
3400 JP MORGAN CHASE TOWER 600 TRAVIS STREET HOUSTON, TEXAS 77002-3095	(713) 226-1200 Fax: (713) 223-1717 www.lockeliddell.com
AUSTIN • DALLAS • HOUSTON • NEW ORLEANS

Direct Number: (713) 226-1496

email: dtaylor@lockeliddell.com

July 20, 2004

Analytical Surveys, Inc.

11900 Crownpoint Drive, Suite 100

San Antonio, Texas 78233

Ladies and Gentlemen:

We have acted as counsel for Analytical Surveys, Inc., a Colorado corporation (the “Company”), in connection with the filing of the Amendment No. 2 to Registration Statement on Form S-3 (the “Registration Statement”) with respect to the registration of 2,500,000 shares (the “Shares”) of the Common Stock, no par value (the “Common Stock”), of the Company.

In connection with the foregoing, we have examined or are familiar with the corporate records of the Company, including its Articles of Incorporation, as amended, the Bylaws and minutes of meetings of its directors and stockholders. We have also examined the Registration Statement of the Company, including the related prospectus and other attachments, to be filed with the Securities and Exchange Commission to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

LOCKE LIDDELL & SAPP LLP

By:	/s/ David F. Taylor
David F. Taylor